Exhibit 99.1

FEI COMPANY CHANGES ORGANIZATION TO DRIVE GROWTH AND PROFITABILITY

HILLSBORO, Ore./May 26, 2005 – FEI Company (Nasdaq:  FEIC) today announced several important organizational changes to grow sales, improve efficiencies in operations, and strengthen nanotechnology market focus and strategy.  With key leadership additions and transitions, the company will harness the growth of the global nanotechnology markets, driving effective sales and marketing functions.  In addition, the company intends to fuel this growth with a drive towards increasing profitability through effective operations management.

To further promote excellence in sales and service, the company announced that Bob Gregg, currently Executive Vice President and Chief Financial Officer, will become Executive Vice President of Worldwide Sales and Service.  Replacing him in his role as Chief Financial Officer will be Ray Link, previously Chief Financial Officer of TriQuint Semiconductor, Inc.  This transition is effective July 1, 2005.

Mr. Link has been the CFO for TriQuint since 2001, having come to TriQuint with the merger of Sawtek Inc.  He was the CFO of Sawtek for six years, and was also the CFO of Hubbard Construction for eight years.  He has an MBA from the Wharton School and is a CPA.

About his move to FEI, Mr. Link said, “FEI is a great company with outstanding opportunities.  I look forward to making a significant impact in ensuring that the company has the finance infrastructure needed for continued expansion.”  Regarding his new role, Mr. Gregg stated, “In my time at FEI, I have consistently stressed revenue and margin growth as a major driver of shareholder value.  I am eager to lead the sales and service organization to further FEI’s commitment to serving customers’ critical applications in expanded markets.”

With a focus on quality and operations efficiencies, FEI has announced that beginning immediately, Peter Frasso will replace Steven Berger as FEI’s Executive Vice President and Chief Operating Officer.  Previously, Mr. Frasso was Senior Vice President of Global Operations for Brooks Automation, Inc. and served as a divisional General Manager at that firm. Prior to Brooks, he was Executive Vice President of LightPointe Communications, Inc., and before that held several senior positions at Varian Associates, Inc.

Mr. Berger will move to a new role heading up FEI’s efforts to develop and incubate new technologies that offer high-growth potential.

Finally, in an effort to further strengthen its marketing organization FEI also announced that Matt Harris has taken a position as FEI’s Vice President of Marketing.  Harris previously held senior positions at Planar Systems, Inc., as Vice President of Marketing and Corporate Development and prior to that as General Manager of the medical business unit.  He also held general management and marketing positions at First Point Communications and Netscape Communications Corp.

Added Vahe Sarkissian, FEI CEO and Chairman, “I am convinced that with this strengthening of the FEI leadership team, our company is much better positioned for profitable growth in highly dynamic nanotechnology markets.  That our company can attract and add such industry talent is further testament to the strength of both our organization and of our markets.”

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Angstrom level.  With R&D centers in North America and Europe, and sales and service operations in more the 40 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality.  More information can be found on the FEI website at: www.feicompany.com.

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